Exhibit 99.1

NEWS RELEASE
For Immediate Release: Thursday, January 21, 2010	Contact:	Howard Root, CEO
James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS RECEIVES $3.5 MILLION AS PAYMENT OF MONETARY
JUDGMENT IN LITIGATION WITH MARINE POLYMER TECHNOLOGIES

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq:VASC) announced that it has received $3.5 million from Marine Polymer Technologies as payment of the monetary judgment in its product disparagement litigation.   This payment followed a two week trial held in April 2008 with the jury finding that five statements made by Marine Polymer Technologies representatives regarding Vascular Solutions’ D-Stat® hemostat products were false, followed by the decision of the First Circuit Court of Appeals in December 2009 affirming liability and modifying the amount of damages.

“We are pleased to have this matter concluded and to have finally received payment for the damages incurred,” commented Howard Root, CEO of Vascular Solutions.  “The $3.5 million we received was larger than our earlier $3.2 million estimate due to a higher statutory interest rate applied to the damages as a result of the First Circuit decision.  We appreciate the excellent legal representation we received from our attorneys at Dorsey & Whitney LLP on the trial, appeal and ultimate recovery of this matter.”

The payment will be recognized as a gain in the first quarter, resulting in an additional $3.5 million in operating income ($0.20 per share, or $0.13 on a fully taxed basis) in the quarter ending March 31, 2010.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing customized clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of catheter (diagnostic and therapeutic) products, hemostat (blood clotting) products, and vein (varicose vein treatment) products, all used in catheterization procedures.  Vascular Solutions delivers its proprietary and distributed products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.